UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



December 30, 1996                               Commission File Number 0-13875
(Date of earliest event reported)



                               LANCER CORPORATION
             (Exact name of registrant as specified in its charter)



                Texas                                               74-1591073
(State or other jurisdiction of                                  (IRS Employer
incorporation or organization)                             Identification No.)



235 West Turbo,  San Antonio, Texas                                      78216
(Address of principal executive offices)                            (Zip Code)



       Registrants telephone number, including area code: (210) 344-3071


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Item 5. Other Events.


     On December 30, 1996, the Registrant entered into an agreement with PanAmerican Beverages, Inc. (PANAMCO) to acquire all of the outstanding common
shares  of  Comercial  Vila  Formosa,  Ltda.   (Formosa),   a  Brazilian-based
manufacturer and distributor of soft drink fountain and beer dispensing equipment, and related accessories, from Spal Industrias Brasileira de Bebidas, S/A (SPAL), a Sao Paulo, Brazil based soft drink bottler. The acquisition was completed through a newly formed Sao Paulo based wholly-owned subsidiary of the Registrant, Lancer do Brasil, Ltda.

     The acquisition of Formosa is for cash and other consideration valued at approximately $6 million, including approximately $4 million of seller obligations payable in equal installments over five years and bearing interest floating with, and based upon, London InterBank Offering Rates (LIBOR).

     As part of the agreement, the Registrant and its subsidiaries have entered into a supply arrangement with PANAMCO and its subsidiaries for a period of not less than five years.

     Formosa reported sales of approximately $13.6 million for the fiscal year ended December 31, 1996. The acquisition will partially be funded by borrowings of $2 million against an existing credit facility specifically established for acquisitions with the Registrants primary lenders. Final settlement of the transaction will occur on February 28, 1997. The acquisition will be accounted for by the Registrant as a purchase.

SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


LANCER CORPORATION
(Registrant)



January 14, 1997                                 By: /s/ George F. Schroeder
                                                     George F. Schroeder
                                                     President and CEO


January 14, 1997                                 By: /s/ John P. Herbots
                                                     John P. Herbots
                                                     Chief Financial Officer